Exhibit 18

May 1, 2000

Harmon Industries, Inc.
Blue Springs, Missouri

Ladies and Gentlemen:

    We have been furnished with a copy of Form 10-Q of Harmon Industries, Inc. (Harmon) for the three months ended March 31, 2000, and have read the Company's statements contained in Note 1 to the condensed consolidated financial statements included therein. As stated in Note 1, the Company changed its method of accounting for the application of certain overhead costs to inventories and states that the newly adopted accounting principle is preferable in the circumstances because the new method improves the valuation of inventory by separately applying certain overhead costs related to the procurement and handling of raw material inventory used in production, rather than as a part of other overhead costs, thereby resulting in a better matching of revenues and expenses. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

    We have not audited any financial statements of Harmon as of any date or for any period subsequent to December 31, 1999, nor have we audited the information set forth in the aforementioned Note 1 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

    With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Harmon's compliance with the Securities and Exchange Commission, we are furnishing this letter.

    Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

                      Very truly yours,

                      KPMG, LLP